ENERGY TRANSFER REPORTS FIRST QUARTER 2021 RESULTS
Dallas - May 6, 2021 - Energy Transfer LP (NYSE:ET) (“ET” or the “Partnership”) today reported record financial results for the quarter ended March 31, 2021.
ET reported net income attributable to partners for the three months ended March 31, 2021 of $3.29 billion, an increase of $4.14 billion compared to the same period the previous year. For the three months ended March 31, 2021, net income per limited partner unit (diluted) was $1.21 per unit.
Adjusted EBITDA for the three months ended March 31, 2021 was $5.04 billion compared with $2.64 billion for the three months ended March 31, 2020.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended March 31, 2021 was $3.91 billion compared to $1.42 billion for the three months ended March 31, 2020.
Results for the first quarter reflected the one-time impacts of the winter storm in February and reliable operations of ET’s flexible, well-maintained asset base, particularly its storage and transportation facilities in Texas. Prior to the storm, ET pre-deployed employees and specialized equipment to key assets, and added line pack to pipelines to serve as additional storage. During the storm, employees manned facilities 24 hours a day, ET’s transmission lines remained fully operational and the Partnership did everything within its control to keep plants running and field compression idling so that ET would be prepared to deliver natural gas to facilities throughout Texas for residential consumption and power generation. ET was able to continuously provide energy to help meet critical needs throughout the historic storm, due to years of significant capital investments, strategic planning and a dedicated workforce.
Key accomplishments and current developments:
Operational
•During the first quarter of 2021, the Partnership commissioned its ethane export facilities at Nederland, Texas, and through April has successfully loaded three very large ethane carriers (“VLEC”) and three additional ships with ethane, bringing the total ethane loaded out of this facility to nearly three and a half million barrels.
•The Partnership also recently completed the final drill necessary to commission its PA Access Pipeline for refined products service.
•In April 2021, ET announced an agreement which utilizes existing pipeline assets to expand crude oil transportation opportunities from the Denver-Julesburg Basin and Cushing, Oklahoma to ET’s Nederland, Texas terminal.
Strategic
•In February 2021, the Partnership announced the acquisition of Enable Midstream Partners, LP (“Enable”) in a $7.2 billion, all-equity transaction. Pursuant to support agreements entered into in connection with the merger agreement, the two largest Enable unitholders have delivered their written consents to approve the merger. These unitholders collectively own 79% of Enable’s outstanding common units and those consents are therefore sufficient to approve the merger. The transaction is subject to the satisfaction of customary closing conditions, including Hart-Scott-Rodino Act (“HSR”) clearance. We anticipate that the Federal Trade Commission (“FTC”) will issue requests for additional information and documentary material. We continue to believe that the FTC will grant unconditional clearance of the transaction, and we remain fully committed to closing the Enable merger under the terms of the merger agreement and we now expect to close the transaction in the second half of 2021.
•In April 2021, the Partnership completed several internal reorganization transactions, including the merger of Energy Transfer Operating, L.P. directly into Energy Transfer LP. These internal transactions will benefit the Partnership going forward by simplifying the Partnership’s structure and reducing certain administrative costs.

•ET continues to pursue opportunities to reduce the Partnership’s environmental footprint throughout its operations with increased use of technologies, such as the Partnership’s dual drive compressors, and by supporting electric generation projects, such as the Maplewood 2 solar project, which is the Partnership’s first-ever dedicated solar power contract.
Financial
•During the first quarter of 2021, the Partnership used cash from operations to reduce outstanding debt by approximately $3.7 billion.
•In April 2021, ET announced a quarterly distribution of $0.1525 per unit ($0.61 annualized) on ET common units for the quarter ended March 31, 2021.
•As of March 31, 2021, the Partnership’s $6.00 billion revolving credit facilities had an aggregate $5.08 billion of available capacity, and the leverage ratio, as defined by the credit agreement, was 3.23x.
•For 2021, the Partnership’s previous full-year Adjusted EBITDA guidance was $10.6 billion to $11.0 billion, which included approximately $200 million related to Winter Storm Uri. The Partnership now expects to realize a total impact of approximately $2.4 billion from the storm for 2021. As a result, ET is updating its full-year Adjusted EBITDA guidance to $12.9 billion to $13.3 billion. This represents an increase of approximately $100 million compared to ET’s previous Adjusted EBITDA guidance, excluding the full impact of Winter Storm Uri. These estimates exclude any contribution from the recently announced Enable acquisition.
•For the three months ended March 31, 2021, the Partnership spent approximately $360 million on growth capital expenditures. The Partnership now expects to spend approximately $1.6 billion on growth capital expenditures for the full year of 2021.
ET benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30% of the Partnership’s consolidated Adjusted EBITDA (excluding the impacts of the February 2021 winter storm) for the three months ended March 31, 2021. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 4:00 p.m. Central Time, Thursday, May 6, 2021 to discuss its first quarter 2021 results and provide a partnership update. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major domestic production basins. ET is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGL and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets. ET also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states, as well as refined product transportation and terminalling assets. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission, including the Partnership’s Quarterly Report on Form 10-Q to be filed for the current period. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic, and we cannot predict the length and ultimate impact of those risks. The Partnership has also been, and may in the future be, impacted by the winter storm in February 2021 and the resolution of related contingencies, including credit losses, disputed purchases and sales, litigation and/or potential legislative action. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets	$7,820	$6,317

Property, plant and equipment, net	74,804	75,107

Investments in unconsolidated affiliates	3,009	3,060
Lease right-of-use assets, net	857	866
Other non-current assets, net	1,680	1,657
Intangible assets, net	5,657	5,746
Goodwill	2,391	2,391
Total assets	$96,218	$95,144
LIABILITIES AND EQUITY
Current liabilities	$7,779	$5,923

Long-term debt, less current maturities	47,712	51,417
Non-current derivative liabilities	136	237
Non-current operating lease liabilities	820	837
Deferred income taxes	3,550	3,428
Other non-current liabilities	1,198	1,152

Commitments and contingencies
Redeemable noncontrolling interests	769	762

Equity:
Total partners’ capital	21,431	18,529
Noncontrolling interests	12,823	12,859
Total equity	34,254	31,388
Total liabilities and equity	$96,218	$95,144

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2021	2020
REVENUES	$16,995	$11,627
COSTS AND EXPENSES:
Cost of products sold	10,948	8,291
Operating expenses	820	879
Depreciation, depletion and amortization	954	867
Selling, general and administrative	201	204
Impairment losses	3	1,325
Total costs and expenses	12,926	11,566
OPERATING INCOME	4,069	61
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(589)	(602)
Equity in earnings (losses) of unconsolidated affiliates	55	(7)
Losses on extinguishments of debt	(7)	(62)
Gains (losses) on interest rate derivatives	194	(329)
Other, net	(6)	3
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	3,716	(936)
Income tax expense	75	28
NET INCOME (LOSS)	3,641	(964)
Less: Net income (loss) attributable to noncontrolling interests	341	(121)
Less: Net income attributable to redeemable noncontrolling interests	12	12
NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	3,288	(855)
General Partner’s interest in net income (loss)	3	(1)
Limited Partners’ interest in net income (loss)	$3,285	$(854)
NET INCOME (LOSS) PER LIMITED PARTNER UNIT:
Basic	$1.22	$(0.32)
Diluted	$1.21	$(0.32)
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	2,702.8	2,691.7
Diluted	2,708.6	2,691.7

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended March 31,
	2021(a)	2020
Reconciliation of net income (loss) to Adjusted EBITDA and Distributable Cash Flow(b):
Net income (loss)	$3,641	$(964)
Interest expense, net of interest capitalized	589	602
Impairment losses	3	1,325
Income tax expense	75	28
Depreciation, depletion and amortization	954	867
Non-cash compensation expense	28	22
(Gains) losses on interest rate derivatives	(194)	329
Unrealized gains on commodity risk management activities	(46)	(51)
Losses on extinguishments of debt	7	62
Inventory valuation adjustments (Sunoco LP)	(100)	227
Equity in (earnings) losses of unconsolidated affiliates	(55)	7
Adjusted EBITDA related to unconsolidated affiliates	123	154
Other, net	15	27
Adjusted EBITDA (consolidated)	5,040	2,635
Adjusted EBITDA related to unconsolidated affiliates	(123)	(154)
Distributable cash flow from unconsolidated affiliates	76	113
Interest expense, net of interest capitalized	(589)	(602)
Preferred unitholders’ distributions	(96)	(89)
Current income tax (expense) benefit	(9)	14
Maintenance capital expenditures	(76)	(103)
Other, net	19	22
Distributable Cash Flow (consolidated)	4,242	1,836
Distributable Cash Flow attributable to Sunoco LP (100%)	(108)	(159)
Distributions from Sunoco LP	41	41
Distributable Cash Flow attributable to USAC (100%)	(53)	(55)
Distributions from USAC	24	24
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(251)	(290)
Distributable Cash Flow attributable to the partners of ET	3,895	1,397
Transaction-related adjustments	19	20
Distributable Cash Flow attributable to the partners of ET, as adjusted	$3,914	$1,417
Distributions to partners:
Limited Partners	$412	$822
General Partner	—	1
Total distributions to be paid to partners	$412	$823
Common Units outstanding – end of period	2,703.5	2,694.2
Distribution coverage ratio	9.50x	1.72x
(a)Winter Storm Uri, which occurred in February 2021, resulted in one-time impacts to the Partnership’s consolidated net income, Adjusted EBITDA and Distributable Cash Flow. Please see additional discussion of these impacts, as well as the potential impacts to future periods, included in the “Summary Analysis of Quarterly Results by Segment” below.
(b)Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of ET’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ET’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of ET in respect of such period.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Segment Adjusted EBITDA:
Intrastate transportation and storage	$2,813	$240
Interstate transportation and storage	453	404
Midstream	288	383
NGL and refined products transportation and services	647	663
Crude oil transportation and services	510	591
Investment in Sunoco LP	157	209
Investment in USAC	100	106
All other	72	39
Total Segment Adjusted EBITDA	$5,040	$2,635
In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.
Winter Storm Uri, which occurred in February 2021, resulted in one-time impacts to the Partnership’s Adjusted EBITDA and also affected the results of operations in certain segments, as discussed in segment analysis below. The recognition of the impacts of Winter Storm Uri during the three months ended March 31, 2021 required management to make certain estimates and assumptions, including estimates of expected credit losses and assumptions related to the resolution of disputes with counterparties with respect to certain purchases and sales of natural gas. The ultimate realization of credit losses and the resolution of disputed purchases and sales of natural gas could impact the Partnership’s financial condition and results of operations in future periods.

Intrastate Transportation and Storage

	Three Months Ended March 31,
	2021	2020
Natural gas transported (BBtu/d)	11,851	13,135
Withdrawals from storage natural gas inventory (BBtu)	19,045	6,975
Revenues	$4,900	$593
Cost of products sold	1,994	303
Segment margin	2,906	290
Unrealized gains on commodity risk management activities	(12)	(6)
Operating expenses, excluding non-cash compensation expense	(80)	(41)
Selling, general and administrative expenses, excluding non-cash compensation expense	(8)	(9)
Adjusted EBITDA related to unconsolidated affiliates	6	6
Other	1	—
Segment Adjusted EBITDA	$2,813	$240
Transported volumes decreased primarily due to the bankruptcy filing of a transportation customer, a contract step-down, and impacts of Winter Storm Uri.
Segment Adjusted EBITDA. For the three months ended March 31, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation segment increased due to the net effects of the following:
•an increase of $1.52 billion in realized storage margin due to higher physical storage margin from withdrawals during Winter Storm Uri;
•an increase of $983 million in realized natural gas sales and other primarily due to natural gas sales at prevailing market prices during Winter Storm Uri;
•an increase of $84 million in retained fuel revenues primarily due to natural gas prices during Winter Storm Uri; and
•an increase of $19 million in transportation fees due to demand volume ramp-ups from the Permian and fees related to Winter Storm Uri, partially offset by the expiration of certain contracts on our Regency Intrastate Gas System; partially offset by
•an increase of $39 million in operating expenses primarily due to a $29 million increase in the cost of fuel consumption during Winter Storm Uri and a $9 million increase in electricity costs.
Interstate Transportation and Storage

	Three Months Ended March 31,
	2021	2020
Natural gas transported (BBtu/d)	9,654	10,630
Natural gas sold (BBtu/d)	21	15
Revenues	$525	$464
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(134)	(143)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(21)	(21)
Adjusted EBITDA related to unconsolidated affiliates	85	106
Other	(2)	(2)
Segment Adjusted EBITDA	$453	$404
Transported volumes decreased primarily due to foundation shipper contract expirations and a shipper bankruptcy on our ETC Tiger system, maintenance of third-party facilities, and lower crude production resulting in lower associated gas production.

Segment Adjusted EBITDA. For the three months ended March 31, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impacts of the following:
•an increase of $61 million in revenues primarily due to an $88 million increase in operational gas sales and a $6 million increase in reservation revenues from higher contracted volumes and increased short-term firm contracts. These increases were partially offset by a $31 million decrease due to contract expirations and a shipper bankruptcy during 2020 on our ETC Tiger system; and
•a decrease of $9 million in operating expenses primarily due to a $5 million decrease in employee costs, a $2 million decrease in maintenance expenses and a $2 million decrease in ad valorem tax expense; partially offset by
•a decrease of $21 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to a $19 million decrease from our Fayetteville Express Pipeline joint venture as a result of the expiration of foundation shipper contracts and a $3 million decrease from our Midcontinent Express Pipeline joint venture as a result of less capacity sold and lower rates received following the expiration of foundation shipper contracts, partially offset by a $1 million increase from our Citrus joint venture resulting from higher revenues.
Midstream

	Three Months Ended March 31,
	2021	2020
Gathered volumes (BBtu/d)	12,024	13,346
NGLs produced (MBbls/d)	534	610
Equity NGLs (MBbls/d)	30	36
Revenues	$2,672	$1,170
Cost of products sold	2,202	575
Segment margin	470	595
Operating expenses, excluding non-cash compensation expense	(164)	(193)
Selling, general and administrative expenses, excluding non-cash compensation expense	(25)	(26)
Adjusted EBITDA related to unconsolidated affiliates	7	7
Segment Adjusted EBITDA	$288	$383
Gathered volumes and NGL production decreased compared to the same period last year primarily due to basin declines and Winter Storm Uri in the South Texas, Mid-Continent/Panhandle, Permian and North Texas regions partially offset by volume growth in the Ark-La-Tex region.
Segment Adjusted EBITDA. For the three months ended March 31, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net impacts of the following:
•a decrease of $145 million in non-fee-based margin due to the impacts of Winter Storm Uri; and
•a decrease of $32 million in fee-based margin due to lower volumes primarily in the South Texas Region as a result of basin declines and Winter Storm Uri; partially offset by
•an increase of $52 million in non-fee-based margin due to favorable natural gas prices of $26 million and NGL prices of $26 million;
•a decrease of $29 million in operating expenses due to cost-saving initiatives, including a decrease of $19 million in outside services, $7 million in materials and $3 million in ad valorem taxes; and
•a decrease of $1 million in selling, general and administrative expenses due to a decrease in overhead costs resulting from corporate cost reductions.

NGL and Refined Products Transportation and Services

	Three Months Ended March 31,
	2021	2020
NGL transportation volumes (MBbls/d)	1,502	1,398
Refined products transportation volumes (MBbls/d)	462	542
NGL and refined products terminal volumes (MBbls/d)	1,042	847
NGL fractionation volumes (MBbls/d)	726	804
Revenues	$3,990	$2,715
Cost of products sold	3,141	1,836
Segment margin	849	879
Unrealized gains on commodity risk management activities	(23)	(55)
Operating expenses, excluding non-cash compensation expense	(172)	(159)
Selling, general and administrative expenses, excluding non-cash compensation expense	(28)	(25)
Adjusted EBITDA related to unconsolidated affiliates	21	23
Segment Adjusted EBITDA	$647	$663
Refined products transportation volumes decreased due to less domestic demand for jet fuel and other refined products, as well as COVID-19 related demand reductions.
NGL and refined products terminal volumes increased primarily due to higher volumes from our Mariner East system. In addition, loaded vessels at our Nederland Terminal increased due to the additional supply from the initiation of service on our propane and ethane export pipelines in the fourth quarter of 2020. These increases were partially offset by lower domestic demand for jet fuel and other refined products at our refined product terminals due primarily to COVID-19 related demand reductions.
Average fractionated volumes at our Mont Belvieu, Texas fractionation facility decreased primarily due to lower NGL volumes feeding our Mont Belvieu fractionation facility as a result of production interruptions, primarily in the Permian region, due to Winter Storm Uri during the first quarter of 2021.
Segment Adjusted EBITDA. For the three months ended March 31, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment decreased due to the net impacts of the following:
•a decrease of $34 million in fractionators and refinery services margin primarily due to a $28 million decrease resulting from downtime on our various fractionators due to the previously mentioned weather-driven and COVID-19 related volume reductions in the first quarter of 2021 and a $17 million decrease relating to a cavern withdrawal in the first quarter of 2021, the impact of which was partially offset in our transportation margin. These decreases were partially offset by an $8 million increase due to a more favorable pricing environment impacting our refinery services business;
•an increase of $13 million in operating expenses primarily due to a $14 million increase in power costs; and
•a decrease of $10 million in terminal services margin primarily due to a $32 million decrease resulting from an expiration of a third-party contract at our Nederland Terminal in the second quarter of 2020. This decrease was partially offset by increases of $13 million in loading fees due to higher LPG export volumes at our Nederland Terminal, $7 million due to the startup of our ethane export facilities at our Nederland Terminal in the first quarter of 2021, and $1 million due to higher throughput at our Marcus Hook Terminal; partially offset by
•an increase of $26 million in marketing margin primarily due to a $45 million increase resulting from higher optimization gains and from the sale of NGL component products at our Mont Belvieu facility, a $14 million increase from our optimization and blending operations from our northeast NGL and refined products marketing operations, and a $7 million increase due to inventory write-downs taken on various products during 2020 as a result of market price declines. These increases were partially offset by intrasegment charges of $24 million in the first quarter of 2021 which were fully offset within our transportation margin, as well as a $15 million decrease in butane blending margin due to less favorable prices; and
•an increase of $16 million in transportation margin primarily due to intrasegment revenues of $24 million in the first quarter of 2021, which are fully offset by a charge reflected in our marketing margin, a $20 million increase due to higher export volumes feeding into our Nederland Terminal resulting from the initiation of service on our propane and ethane export pipelines in the fourth quarter of 2020, a $19 million increase from higher throughput on our Mariner East pipeline system and an $11 million gain relating to a cavern withdrawal in the first quarter of 2021 that is partially offset on our fractionators margin. These increases were partially offset by a $58 million decrease resulting from lower throughput across the various regions in Texas due to Winter Storm Uri related production outages.
Crude Oil Transportation and Services

	Three Months Ended March 31,
	2021	2020
Crude transportation volumes (MBbls/d)	3,491	4,424
Crude terminals volumes (MBbls/d)	2,327	2,996
Revenues	$3,500	$4,213
Cost of products sold	2,838	3,458
Segment margin	662	755
Unrealized (gains) losses on commodity risk management activities	(5)	10
Operating expenses, excluding non-cash compensation expense	(122)	(158)
Selling, general and administrative expenses, excluding non-cash compensation expense	(30)	(28)
Adjusted EBITDA related to unconsolidated affiliates	5	12
Segment Adjusted EBITDA	$510	$591
Crude transportation volumes were lower on our Texas pipeline system and Bakken pipeline, driven by COVID-19 related demand reductions impacting both regions, as well as lower crude oil production along our Texas systems due to Winter Storm Uri during the first quarter of 2021. These volume reductions also resulted in lower terminal volumes compared to the prior period.
Segment Adjusted EBITDA. For the three months ended March 31, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impacts of the following:
•a decrease of $108 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $111 million decrease from our Texas crude pipeline system due to lower volumes transported and lower average tariff rates realized, a $55 million decrease due to lower volumes on our Bakken Pipeline resulting from lower Bakken crude oil production, a $26 million decrease in crude terminal margin primarily driven by lower Permian and Bakken pipeline volumes, reduced Gulf Coast refinery utilization from adverse weather, and decreased export demand, a $5 million decrease due to lower volumes on our Bayou Bridge pipeline, and a $3 million decrease in Mid-Continent gathering volumes due to lower production. These decreases were partially offset by a $92 million increase (excluding a net change of $15 million in unrealized gains and losses on commodity risk management activities) from our crude oil acquisition and marketing business primarily due to losses realized in the first quarter of 2020 on the write down of crude inventory due to significant market price declines;
•an increase of $2 million in selling, general and administrative expenses primarily due to higher insurance premiums and allocated overhead costs; and
•a decrease of $7 million in Adjusted EBITDA related to unconsolidated affiliates due to lower volumes on White Cliffs Pipeline due to lower crude oil production in the DJ basin, partly offset by higher margin from jet fuel sales by our joint ventures, partially offset by
•a decrease of $36 million in operating expenses primarily due to lower volume-driven expenses and corporate cost reduction initiatives.

Investment in Sunoco LP

	Three Months Ended March 31,
	2021	2020
Revenues	$3,471	$3,272
Cost of products sold	3,120	3,164
Segment margin	351	108
Unrealized (gains) losses on commodity risk management activities	(5)	6
Operating expenses, excluding non-cash compensation expense	(76)	(109)
Selling, general and administrative expenses, excluding non-cash compensation expense	(20)	(30)
Adjusted EBITDA related to unconsolidated affiliates	2	2
Inventory valuation adjustments	(100)	227
Other	5	5
Segment Adjusted EBITDA	$157	$209
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended March 31, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment decreased due to the net impacts of the following:
•a decrease in the gross profit on motor fuel sales of $78 million primarily due to a 20.7% decrease in gross profit per gallon sold and a 7.5% decrease in gallons sold; and
•a decrease in non-motor fuel sales and lease gross profit of $17 million primarily due to reduced credit card transactions; partially offset by
•a decrease in operating expenses and selling, general and administrative expenses of $43 million primarily due to lower expected credit losses, employee costs, professional fees, credit card processing fees, insurance and maintenance.
Investment in USAC

	Three Months Ended March 31,
	2021	2020
Revenues	$158	$179
Cost of products sold	21	24
Segment margin	137	155
Operating expenses, excluding non-cash compensation expense	(28)	(35)
Selling, general and administrative expenses, excluding non-cash compensation expense	(9)	(14)
Segment Adjusted EBITDA	$100	$106
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended March 31, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment decreased due to the net impacts of the following:
•a decrease of $18 million in segment margin primarily due to a decrease in demand for compression services driven by decreased U.S. crude oil and natural gas activity compared to the prior period, partially offset by
•a decrease of $7 million in operating expenses is primarily driven by the decrease in average revenue generating horsepower and reduced headcount in the current period; and
•a decrease of $5 million in selling, general and administrative expenses primarily due to changes in the allowance for expected credit losses and lower employee-related expenses.

All Other

	Three Months Ended March 31,
	2021	2020
Revenues	$1,512	$513
Cost of products sold	1,342	415
Segment margin	170	98
Unrealized gains on commodity risk management activities	(1)	(5)
Operating expenses, excluding non-cash compensation expense	(51)	(38)
Selling, general and administrative expenses, excluding non-cash compensation expense	(39)	(35)
Adjusted EBITDA related to unconsolidated affiliates	(1)	—
Other and eliminations	(6)	19
Segment Adjusted EBITDA	$72	$39
For the three months ended March 31, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased due to the net impacts of the following:
•an increase of $52 million from power trading activities primarily due to short-term, favorable market conditions created by Winter Storm Uri in February 2021;
•an increase of $17 million primarily due to revenues earned under the Electric Reliability Council of Texas (“ERCOT”) responsive reserve program during the Winter Storm Uri, and
•an increase of $5 million primarily due to increased gains from sales of storage natural gas; partially offset by
•a decrease of $22 million primarily due to insurance proceeds received in the prior period on settled claims related to our MTBE litigation; and
•a decrease of $10 million due to higher utility expense related to freezing temperatures.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table is a summary of our revolving credit facilities. We also have other consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at March 31, 2021	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$4,079	December 1, 2023
364-Day Revolving Credit Facility	1,000	1,000	November 26, 2021
	$6,000	$5,079

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended March 31,
	2021	2020
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$37	$35
FEP	—	(70)
MEP	(3)	—
White Cliffs	—	8
Other	21	20
Total equity in earnings (losses) of unconsolidated affiliates	$55	$(7)

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$79	$79
FEP	—	19
MEP	5	8
White Cliffs	5	14
Other	34	34
Total Adjusted EBITDA related to unconsolidated affiliates	$123	$154

Distributions received from unconsolidated affiliates:
Citrus	$56	$49
FEP	4	18
MEP	4	11
White Cliffs	15	13
Other	21	19
Total distributions received from unconsolidated affiliates	$100	$110

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(Dollars in millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, our non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended March 31,
	2021	2020
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$540	$646
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	275	335

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$504	$608
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	253	318
Below is our current ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	ET Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
SemCAMS	51.0%
Others	various
(a)Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount of Adjusted EBITDA included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount of Distributable Cash Flow included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ET.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.